SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): September 27, 2007

Gulf Western Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-52309	98-0489324
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Woodway Drive, Suite 306W
Houston, Texas 77056
(Address of Registrant’s principal executive offices)

(713) 355-7001
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On September 27, 2007, the Board of Directors of Gulf Western Petroleum Corporation (the “Issuer”)  confirmed and ratified the issuance of common stock, par value $0.001 per share (“Common Stock”) and warrants exercisable for shares of the Common Stock in various transactions during the period June 28, 2007 through September 27, 2007.  In the aggregate the issuances of Common Stock and Warrants in these transactions represent more than 5% of the Common Stock outstanding of the Issuer.

The issuance of 1,250,000 Units at a price of $0.40 per Unit, with aggregate proceeds of $500,000.  Each Unit consists of one share of Common Stock of the Issuer, one Class C Warrant, and a Class D Warrant.  Each Class C Warrant may be exercised at a price of $0.65 for a period of 3 years to acquire one additional common share of the issuer.  Each Class D Warrant maybe exercised at a price of $2.00 for a period of three years to acquire one additional common share of the issuer.

The issuance of  shares of Common Stock and warrants for services consisting of: a) 300,000 shares of Common Stock, and a two year warrant to purchase an aggregate 100,000 common shares at a price of $0.40 per share to an advisor; b) 100,000 common shares to a consultant for services; and c) 51,725 common shares to a consultant for services.

The issuance of common shares and warrants to various lenders as consideration for working capital loans consisting of: a) 100,000 shares of Capital Stock; b) a three year warrant to acquire 200,000 common shares at a price of $0.32 per share; c) a three year warrant to acquire 125,000 common shares at a price of $0.30 per share; and d) 11,720 common shares.

The shares of Common Stock and warrants issued were to accredited investors pursuant to exemption from the registration requirements of the Securities Act provided by Section 4(6) and Regulation D under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2007

GULF WESTERN PETROLEUM CORPORATION

/ s / Don L. Sytsma
Don L. Sytsma
Director and Chief Financial